Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 investors@sftp.com

Two Directors Added to Six Flags Board of Directors

Two Directors Announce Intention to Retire

ARLINGTON, Texas — August 5, 2020 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today announced that Esi Eggleston Bracey and Enrique Ramirez Mena have been appointed to its board of directors, expanding membership to nine. These appointments represent the fourth and fifth new directors added this year.

“We are pleased to welcome Esi and Enrique as new independent directors to the Six Flags board,” said Richard Roedel, Chairman of the Board. “They are exceptional business leaders with great records of accomplishment, and join Six Flags at a critical time as we move forward with our transformative work. These directors complement our board with a diversity of skills and experiences that will help our company reinvigorate growth and realize its full potential.”

The company also announced that Richard Roedel and Kurt Cellar have advised the board of directors of their intention to retire and not stand for re-election at the company’s next annual meeting of stockholders.

About Esi Eggleston Bracey

Bracey, 49, has served as Executive Vice President and Chief Operating Officer of North America Beauty and Personal Care at Unilever PLC, a multinational consumer goods company, since January 2018. Ms. Bracey was appointed as President Designee of Consumer Beauty at Coty Inc., a global beauty company, in November 2015, and served as President from October 2016 until March 2017. She previously served as Senior Vice President of Global Cosmetics at The Procter & Gamble Company, a worldwide consumer goods company, from August 2009 to October 2016. Ms. Bracey holds a B.A. in Engineering Sciences from Dartmouth College.

About Enrique Ramirez Mena

Ramirez Mena, 49, currently serves as Managing Director/General Manager of Pizza Hut Latin America and Iberia, a division of Yum! Brands, Inc., a global restaurant operator including KFC, Pizza Hut and Taco Bell brands. From January 2014 to April 2020, he served as Chief Financial Officer of Pizza Hut Global. He held roles of increasing responsibility in finance and strategic development at Pizza Hut since 2010. Originally from Mexico City, he holds an M.B.A. from The Wharton School of the University of Pennsylvania and a B.A. in Economics from the Instituto Tecnologico Autonomo de Mexico.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company and the largest operator of waterparks in North America, with 26 parks across the United States, Mexico and Canada. For 58 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling waterparks and unique attractions. For more information, visit www.sixflags.com.